Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form  S-3 of Avnet, Inc. of our report dated August 14, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Avnet, Inc.'s Annual Report on Form 10-K for the year ended June 27, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
August 14, 2026